EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

ADT Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.01 per share (“Common Stock”)	Other(1)	8,070,357(2)	$7.88	$63,594,413.16	$138.10 per $1,000,000	$8,782.39
Total Offering Amounts					$63,594,413.16		$8,782.39
Total Fee Offsets							$0
Net Fee Due							$8,782.39

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminable number of additional shares of Common Stock as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low sales prices for the Common Stock reported on the New York Stock Exchange on February 24, 2026, which date is within five business days prior to the filing of this registration statement, which was $7.88 per share.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $138.10 per $1,000,000 of the proposed maximum aggregate offering price.